                                                             Exhibit (a)(1)
                                                             --------------

                             NACCO INDUSTRIES, INC.

                           OFFER TO PURCHASE FOR CASH

                UP TO 800,000 SHARES OF ITS CLASS A COMMON STOCK

                            ------------------------

  THE OFFER, PRORATION PERIOD, AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, DECEMBER 16, 1996, UNLESS THE OFFER IS EXTENDED.

                            ------------------------

    NACCO Industries, Inc., a Delaware corporation ("NACCO," "we," "us," or "our" below), invites its shareholders ("you" or "your" below) to tender shares of our Class A Common Stock, par value $1.00 per share (the "Class A Shares" or the "Shares"), at prices you specify within the range of $43.50 to $50.00 per Share, on the terms and subject to the conditions set out in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). We will determine a single price per Share within the range of $43.50 to $50.00 that we will pay for Shares properly tendered pursuant to the Offer (the "Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering shareholders. We will select the lowest Purchase Price which will allow us to purchase 800,000 Shares, or such smaller number as are properly tendered at prices within the range of $43.50 to $50.00, pursuant to the Offer. We will then purchase all Shares properly tendered and not withdrawn at prices at or below the Purchase Price, on the terms and subject to the conditions of the Offer, including the proration and "odd-lot" terms set forth herein.

                            ------------------------

  THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE "CERTAIN CONDITIONS OF
                                  THE OFFER."

                            ------------------------

                                   IMPORTANT

    If you want to tender any or all of your Shares, you should either: (1) complete and sign the Letter of Transmittal or a copy of it according to the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to First Chicago Trust Company of New York (the "Depositary"), and either mail or deliver the stock certificates for your Shares to the Depositary or follow the procedure for book-entry delivery set out in "How to Tender Shares -- Book-Entry Delivery"; or (2) ask your broker, dealer, commercial bank, trust company, or other nominee to effect the transaction for you.

    If your Shares are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee, you must contact that nominee if you want to tender those Shares. If you want to tender Shares but your certificate for those Shares is not immediately available, you should tender those Shares by following the procedures for guaranteed delivery set out in "How to Tender Shares -- Guaranteed Delivery."

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. YOU MUST MAKE YOUR OWN
   DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER
     AND AT WHAT PRICE OR PRICES. WE HAVE BEEN INFORMED BY SUCH PERSONS
       THAT NONE OF OUR DIRECTORS, EXECUTIVE OFFICERS, OR FAMILY
          SHAREHOLDERS INTENDS TO TENDER ANY SHARES PURSUANT
                                TO THE OFFER.

                            ------------------------

   TO TENDER SHARES PROPERLY, YOU MUST COMPLETE THE SECTION OF THE LETTER OF
      TRANSMITTAL RELATING TO THE PRICE AT WHICH YOU ARE TENDERING SHARES.

                            ------------------------

    We are making the Offer (i) because our Board of Directors believes that the purchase of Shares pursuant to the Offer constitutes a prudent use of our financial resources, given our business profile, assets, and prospects and (ii) to afford those shareholders who desire liquidity an opportunity to sell all or a portion of their Shares without the usual transaction costs associated with open market sales. If you are considering the sale of all or a portion of your Shares, the Offer also gives you the opportunity to determine the minimum price at which you are willing to sell your Shares. The Offer may also give you the opportunity to sell Shares at prices greater than the market price of the Shares prevailing before we announced the Offer.

    The Shares are listed and traded on the New York Stock Exchange under the symbol NC. On November 15, 1996, the last trading day before we announced the Offer, the closing sales price per Share as reported on the NYSE Composite Tape was $43.25. We urge you to obtain current market quotations for the Shares.

    We also have outstanding Class B Common Stock, par value $1.00 per share (the "Class B Shares"). Because of transfer restrictions, no trading market has developed, or is expected to develop, for the Class B Shares. The Class B Shares are not subject to the Offer; however, the Class B Shares are convertible into Class A Shares on a one-for-one basis. If you hold Class B Shares and would like to tender Class A Shares into the Offer, you must first notify Key Shareholder Services, the transfer agent for the Shares (the "Transfer Agent"), in writing, of your desire to convert some or all of your Class B Shares into Class A Shares, and enclose share certificates representing the Class B Shares you would like to so convert and executed stock powers with respect to such certificates. In considering whether you should convert Class B Shares into Class A Shares in order to tender Class A Shares into the Offer, please note that: (i) each Class B Share is entitled to ten votes per share while each Class A Share is entitled to only one vote per Share; (ii) once you convert your Class B Shares into Class A Shares and tender such Shares into the Offer you cannot convert your Class A Shares back into Class B Shares in the event that such Class A Shares are not purchased in the Offer; (iii) you may not have any such Class A Shares purchased in the Offer because the price specified by you may exceed the Purchase Price; and (iv) some portion of the Class A Shares that you tender into the Offer may not be purchased pursuant to the Offer due to proration. See "How to Tender Shares -- Class B Shares."

    Please contact the Information Agent or the Dealer Manager at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase if you have questions, need help, or would like more copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery.

                      The Dealer Manager for the Offer is:

                               J.P. MORGAN & CO.
NOVEMBER 18, 1996

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

WE HAVE NOT AUTHORIZED ANY PERSON, ON OUR BEHALF:

(A) TO RECOMMEND WHETHER OR NOT YOU SHOULD TENDER SHARES PURSUANT TO THE OFFER;
    OR

(B) TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL.

DO NOT RELY ON ANY SUCH RECOMMENDATION, INFORMATION, OR REPRESENTATIONS, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY US.

                               TABLE OF CONTENTS

SECTION                                                                                    PAGE
----                                                                                       ----
INTRODUCTION............................................................................      1
1.     Number of Shares; Proration......................................................      2
       (a) Number of Shares.............................................................      2
       (b) Proration....................................................................      3
2.     Tenders by Holders of Fewer Than 100 Shares......................................      4
3.     How to Tender Shares.............................................................      4
       (a) Proper Tender of Shares......................................................      4
       (b) Signature Guarantees and Method of Delivery..................................      5
       (c) Backup Federal Income Tax Withholding........................................      5
       (d) Book-Entry Delivery..........................................................      5
       (e) Guaranteed Delivery..........................................................      6
       (f) Class B Shares...............................................................      6
       (g) Tender Constitutes an Agreement..............................................      7
       (h) Determination of Validity; Rejection of Shares; Waiver of Defects; No
       Obligation to Give Notice of Defects.............................................      7
4.     Withdrawal Rights................................................................      7
5.     Acceptance for Payment of Shares and Payment of Purchase Price...................      8
6.     Certain Conditions of the Offer..................................................      9
7.     Price Range of Shares; Dividends.................................................     11
8.     Background and Purpose of the Offer..............................................     11
9.     Source and Amount of Funds.......................................................     12
10.    Certain Information About Us.....................................................     13
       (a) NACCO Materials Handling Group, Inc..........................................     13
       (b) Hamilton Beach S Proctor-Silex, Inc..........................................     13
       (c) The North American Coal Corporation..........................................     13
       (d) The Kitchen Collection, Inc..................................................     13
       (e) Recent Developments..........................................................     14
       (f) Summary Historical and Pro Forma Financial Information.......................     14
       (g) Additional Information.......................................................     17
       (h) Plans and Proposals..........................................................     17
11.    Interests of Certain Persons; Transactions and Arrangements Concerning the
       Shares...........................................................................     17
12.    Certain Effects of the Offer.....................................................     18
13.    Certain Legal Matters; Regulatory and Other Approvals............................     19

SECTION                                                                                    PAGE
----                                                                                       ----
14.    Certain Federal Income Tax Consequences..........................................     19
       (a) In General...................................................................     19
       (b) Dividend vs. Exchange Treatment..............................................     19
       (c) Timing of Income Recognition.................................................     21
       (d) Corporate Dividends-Received Deduction.......................................     22
       (e) Foreign Shareholders.........................................................     22
       (f) Effect on Non-Selling Shareholders...........................................     23
15.    Extension of Offer; Termination; Amendments......................................     23
16.    Fees and Expenses................................................................     24
17.    Miscellaneous....................................................................     25
Schedule A -- Certain Transactions Involving the Shares.................................     26

TO THE HOLDERS OF SHARES OF CLASS A COMMON STOCK OF NACCO INDUSTRIES, INC.:

                                  INTRODUCTION

     NACCO Industries, Inc., a Delaware corporation ("NACCO," "we," "us," or "our" below), invites its shareholders ("you" or "your" below), to tender shares of our Class A Common Stock, par value $1.00 per share (the "Class A Shares" or the "Shares"), at prices you specify within the range of $43.50 to $50.00 per Share, on the terms and conditions set out in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

     We will determine a single price per Share within the range of $43.50 to $50.00 that we will pay for Shares properly tendered pursuant to the Offer (the "Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering shareholders. We will select the lowest Purchase Price which will allow us to purchase 800,000 Shares, or such smaller number as are properly tendered at prices within the range of $43.50 to $50.00, pursuant to the Offer. We will then purchase all Shares properly tendered and not withdrawn at prices at or below the Purchase Price, on the terms and subject to the conditions of the Offer, including the proration and "odd-lot" terms set forth herein.

     WHILE THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, IT IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE "CERTAIN CONDITIONS OF THE OFFER."

     If before 12:00 midnight, New York City time, on December 16, 1996 (or such later time and date to which we may extend the Offer in accordance with the terms of the Offer as described in "Extension of Offer; Termination; Amendments"), more than 800,000 Shares are properly tendered at or below the Purchase Price and not withdrawn, we will purchase Shares first from Odd Lot Holders (as defined in "Tenders by Holders of Fewer Than 100 Shares") who properly tender all of their Shares, at or below the Purchase Price, and then on a pro rata basis from all other shareholders who properly tender Shares, at or below the Purchase Price. See "Number of Shares; Proration" and "Tenders by Holders of Fewer Than 100 Shares."

     We will promptly determine the Purchase Price for the Shares, and, as soon as practicable thereafter, pay tendering shareholders for the Shares accepted pursuant to the Offer. We will promptly return, at our expense, all Shares not purchased pursuant to the Offer, including Shares tendered and not withdrawn at prices greater than the Purchase Price and Shares not purchased because of proration. If you tender Shares, you will not have to pay brokerage commissions, solicitation fees, or, subject to Instruction 8 of the Letter of Transmittal, stock transfer taxes on our purchase of such Shares pursuant to the Offer. See "Number of Shares; Proration" and "Acceptance for Payment of Shares and Payment of Purchase Price." In addition, we will pay all fees and expenses of J.P. Morgan Securities Inc. (the "Dealer Manager"), First Chicago Trust Company of New York (the "Depositary"), and MacKenzie Partners, Inc. (the "Information Agent") in connection with the Offer. See "Fees and Expenses."

     NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER OR NOT TO TENDER SHARES. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES. WE HAVE BEEN INFORMED BY SUCH PERSONS THAT NONE OF OUR DIRECTORS, EXECUTIVE OFFICERS, OR FAMILY SHAREHOLDERS (AS DEFINED IN "CERTAIN EFFECTS OF THE OFFER") INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

     On November 15, 1996, we announced that our Board of Directors had approved a 1.5 million share repurchase program for the Shares, which is comprised of the Offer for the purchase of up to 800,000 Shares and an open market purchase program that we expect to implement following the expiration of the Offer over the next two fiscal years for the purchase of up to 700,000 Shares. However, to the extent that we do not purchase 800,000 Shares pursuant to the Offer, we may purchase additional Shares in the open market purchase program equal to the shortfall between 800,000 Shares and the number of Shares purchased in the Offer. We expressly reserve the right, in our sole discretion, to purchase up to an additional 2% of the outstanding Shares pursuant to the Offer without the need to extend the Offer. See "Background and Purpose of the Offer." Neither the Offer nor the open market purchase program applies to the Class B Shares (as defined below); however, we may purchase Class B Shares in the future. See "Certain Effects of the Offer."

     We are making the Offer (i) because our Board of Directors believes that the purchase of Shares pursuant to the Offer constitutes a prudent use of our financial resources, given our business profile, assets, and prospects and (ii) to afford those shareholders who desire liquidity an opportunity to sell all or a portion of their Shares without the usual transaction costs associated with open market sales. If you are considering the sale of all or a portion of your Shares, the Offer also gives you the opportunity to determine the minimum price at which you are willing to sell your Shares. The Offer may also give you the opportunity to sell Shares at prices greater than the market price of the Shares prevailing before we announced the Offer. See "Background and Purpose of the Offer."

     The 800,000 Shares that we are offering to purchase pursuant to the Offer represent approximately 11.0% of the 7,287,858 Shares of Class A Common Stock outstanding as of November 13, 1996. The Shares are listed and traded on the New York Stock Exchange ("NYSE") under the symbol NC. On November 15, 1996, the last trading day before we announced the Offer, the closing sales price per Share as reported on the NYSE Composite Tape was $43.25. We urge you to obtain current market quotations for the Shares. See "Price Range of Shares; Dividends."

     We also have outstanding Class B Common Stock, par value $1.00 per share (the "Class B Shares"). Because of transfer restrictions, no trading market has developed, or is expected to develop, for the Class B Shares. The Class B Shares are not subject to the Offer; however, the Class B Shares are convertible into Class A Shares on a one-for-one basis. If you hold Class B Shares and would like to tender Class A Shares into the Offer, you must first notify Key Shareholder Services, the transfer agent for the Shares (the "Transfer Agent"), at 4900 Tiedeman Road, Stock Transfer Department, 1st Floor, Brooklyn, Ohio 44144, in writing, of your desire to convert some or all of your Class B Shares into Class A Shares, and enclose share certificates representing the Class B Shares you would like to so convert and executed stock powers with respect to such certificates. PLEASE NOTE THAT YOU SHOULD ALLOW 10 TO 14 BUSINESS DAYS FOR SUCH CONVERSION AND THAT SHARE CERTIFICATES REPRESENTING TENDERED SHARES MUST BE RECEIVED BY THE DEPOSITARY BY THE EXPIRATION DATE, OR UP TO THREE NYSE TRADING DAYS THEREAFTER IF YOU FOLLOW THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH BELOW.

     In considering whether you should convert Class B Shares into Class A Shares in order to tender Class A Shares into the Offer, please note that: (i) each Class B Share is entitled to ten votes per share while each Class A Share is entitled to only one vote per Share; (ii) once you convert your Class B Shares into Class A Shares and tender such Shares into the Offer you cannot convert your Class A Shares back into Class B Shares in the event that such Class A Shares are not purchased in the Offer; (iii) you may not have any such Class A Shares purchased in the Offer because the price specified by you may exceed the Purchase Price; and (iv) some portion of the Class A Shares that you tender into the Offer may not be purchased pursuant to the Offer due to proration. See "How to Tender Shares -- Class B Shares."

1.  NUMBER OF SHARES; PRORATION.

     (a) Number of Shares. We will purchase 800,000 Shares, or such smaller number of Shares as are properly tendered (and not withdrawn in accordance with the procedures described in "Withdrawal Rights") on or before the Expiration Date at a price within the range of $43.50 to $50.00 per Share. "Expiration Date" means 12:00 midnight, New York City time, on December 16, 1996, unless we extend the Offer; then, "Expiration Date" shall mean the time and date to which we have extended the Offer. See "Extension of Offer; Termination; Amendments" for a description of our right to extend, delay, terminate, or amend the Offer. Except as described in "Tenders by Holders of Fewer Than 100 Shares," if the Offer is over-subscribed, Shares tendered at or below the Purchase Price before the Expiration Date will be eligible for and subject to proration.

     We will determine the Purchase Price taking into account the number of Shares tendered and the prices specified by tendering shareholders. We will choose the lowest Purchase Price that will allow us to purchase 800,000 Shares, or such smaller number as are properly tendered at prices within the range of $43.50 to $50.00 per Share, pursuant to the Offer. We expressly reserve the right, in our sole discretion, to purchase up to an additional 2% of the outstanding Shares pursuant to the Offer without the need to extend the Offer.

     If:

          (1) we announce an increase in the number of Shares we seek to purchase pursuant to the Offer and that increase exceeds 2% of the outstanding Shares, or if we announce a decrease in the number of Shares we seek to purchase pursuant to the Offer; and

          (2) we make that announcement (as specified in "Extension of Offer; Termination, Amendments") when the Offer is scheduled to expire less than ten business days from and including the date that we announce the increase or decrease, then we will extend the Offer for at least ten business days from and including the date of the announcement. See "Extension of Offer; Termination; Amendments."

     A "business day" means any day other than a Saturday, Sunday, or federal holiday, and consists of the period from 12:01 a.m. through 12:00 midnight, New York City time.

     If you want to tender Shares, you must specify the price (within the range of $43.50 to $50.00 per Share) at which you are willing to tender your Shares. See Instruction 5 of the Letter of Transmittal. You may submit separate Letters of Transmittal with different prices for Shares.

     As soon as practicable following the Expiration Date, and subject to the terms of the Offer, we will:

          (1) determine the Purchase Price (within the range of $43.50 to $50.00 per Share) that we will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares tendered and the prices specified by tendering shareholders;

          (2) purchase all Shares tendered pursuant to the Offer at or below the Purchase Price, subject to proration as described in "-- Proration" below; and

          (3) return, at our expense, all Shares we do not purchase pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration.

     For example, if you tender Shares at $47.00 per Share and the Purchase Price is set at $48.00 per Share, we will purchase, at $48.00 per Share, all of the Shares that you tendered (assuming no proration). But if you tender Shares at $49.00 per Share and the Purchase Price is set at $48.00 per Share, we will not purchase any of those Shares. NOTE THAT THIS EXAMPLE IS FOR ILLUSTRATION PURPOSES ONLY. IT DOES NOT REPRESENT ANY EXPECTATION AS TO THE POSSIBLE ACTUAL PURCHASE PRICE AND DOES NOT TAKE INTO ACCOUNT PRORATION WHICH MAY BE REQUIRED.

     (b) Proration. If, before the Expiration Date, shareholders properly tender and do not withdraw a greater number of Shares at or below the Purchase Price than we are offering to purchase pursuant to the Offer, we will accept Shares in the following order of priority:

          (1) all Shares properly tendered at or below the Purchase Price and not withdrawn before the Expiration Date by any shareholder who holds less than 100 Shares as of the close of business on November 13, 1996 ("Odd Lot Holder") and tenders all of his Shares and does not withdraw any such Shares, as described in "Tenders by Holders of Fewer Than 100 Shares" below; and then

          (2) all other Shares properly tendered at or below the Purchase Price and not withdrawn before the Expiration Date on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares).

     If we prorate our purchase of tendered Shares, we will determine the final proration factor as soon as practicable after the Expiration Date. Although we do not expect to be able to announce the final proration results until approximately five NYSE trading days after the Expiration Date, we will announce preliminary results of proration by news release as soon as possible after the Expiration Date. You may obtain preliminary proration information from the Information Agent, and you may also be able to obtain such information from your broker.

2.  TENDERS BY HOLDERS OF FEWER THAN 100 SHARES.

     If, as of the close of business on November 13, 1996, you beneficially held fewer than 100 Shares, you are an Odd Lot Holder. If the Offer is over-subscribed and we need to prorate the Shares we will accept for purchase, we will still accept for purchase, without proration, all Shares from Odd Lot Holders properly tendered, at or below the Purchase Price, and not withdrawn on or before the Expiration Date, subject to the terms of the Offer. If you are an Odd Lot Holder and want to avoid proration as to those Shares, however, you must:

          (a) complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

          (b) properly tender at or below the Purchase Price all Shares that you beneficially own and not withdraw any such Shares.

     This preference is not available to you if you do not tender all Shares that you beneficially own, or if you beneficially hold 100 or more Shares, even if you have separate stock certificates for fewer than 100 Shares.

     As of November 13, 1996, there were approximately 705 holders of record of Shares, of which approximately 255 record holders, holding in the aggregate approximately 8,544 Shares, held fewer than 100 Shares. Because of the large number of Shares held in the names of brokers and nominees or in so-called "street name," we are unable to estimate the number of beneficial owners of fewer than 100 Shares or the aggregate number of Shares they own.

3.  HOW TO TENDER SHARES.

     (a) Proper Tender of Shares. To tender your Shares properly pursuant to the Offer:

          (1) the Depositary must receive certificates for your Shares (or confirmation of receipt of your Shares pursuant to the procedures for book-entry delivery set out below), together with a properly completed and duly executed Letter of Transmittal (or a copy thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal, on or before the Expiration Date at one of the Depositary's addresses set out on the back cover of this Offer to Purchase; or

          (2) you must comply with the guaranteed delivery procedure set out below.

     If your certificates for Shares have been lost or destroyed, contact the Information Agent for instructions regarding obtaining replacement certificates. Except to the extent you beneficially own Shares held in "street name" by the Book-Entry Transfer Facility (as defined in paragraph (b) below), in which case you should follow the procedures for book-entry delivery set forth in paragraph
(d) below, you cannot tender Shares into the Offer unless you have certificates for such Shares.

     In all cases, we will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or copy thereof), and any other documents required by the Letter of Transmittal.

     Instruction 5 of the Letter of Transmittal requires you to indicate in the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered" on the Letter of Transmittal the price (in multiples of $0.125) at which you are tendering your Shares. If you want to tender Shares at more than one price, you must complete separate Letters of Transmittal for each price at which you are tendering Shares. You cannot tender the same Shares at more than one price unless you previously withdrew them in accordance with the terms of the Offer. IF YOU WANT TO MAXIMIZE THE CHANCE THAT YOUR SHARES WILL BE PURCHASED AT THE PURCHASE PRICE, YOU SHOULD CHECK THE SPECIAL BOX ON THE LETTER OF TRANSMITTAL MARKED, "SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION." NOTE THAT THIS COULD RESULT IN YOUR SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $43.50.

     YOU WILL MAKE A PROPER TENDER OF SHARES IF, AND ONLY IF, ON THE LETTER OF TRANSMITTAL, YOU CHECK EITHER THE BOX UNDER "SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION" OR ONE OF THE BOXES UNDER "SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER."

     Do not tender Shares you do not own. See "-- Tender Constitutes an Agreement" below.

     (b) Signature Guarantees and Method of Delivery. No signature guarantee is required on a Letter of Transmittal if:

          (1) the Letter of Transmittal is signed by the registered holder of the Shares tendered with it and payment is to be made directly to that registered holder ("registered holder" includes any participant in The Depository Trust Company book-entry system (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the owner of the Shares); or

          (2) Shares are tendered for the account of an "Eligible Institution" (defined to mean a member firm of a registered national securities exchange; a member of the National Association of Securities Dealers, Inc.; or a commercial bank or trust company having an office, branch, or agency in the United States).

     In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or Shares not purchased are to be returned, to a person other than the registered owner, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered owner appears on the certificate with the signature on the certificate or stock power guaranteed by an Eligible Institution. See Instruction 7 of the Letter of Transmittal.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, IS AT YOUR ELECTION AND RISK. DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     (c) Backup Federal Income Tax Withholding. To prevent backup federal income tax withholding equal to 31% of the gross payments made pursuant to the Offer, you must either:

          (1) give the Depositary your correct taxpayer identification number (or certify that you are awaiting a taxpayer identification number) and complete and submit the Substitute Form W-9 included in the Letter of Transmittal; or

          (2) otherwise establish an exemption from withholding.

     U.S. corporations and foreign individuals are exempt from such withholding. Foreign individuals must submit a statement, signed under penalty of perjury, attesting to that individual's exempt status in order to avoid backup withholding. Please also see "Certain Federal Income Tax Consequences" for more information regarding the tax consequences of the Offer, particularly as it relates to the withholding rules that apply to foreign individuals.

     (d) Book-Entry Delivery. The Depositary will establish an account for the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer. Any financial institution participating in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing that facility to transfer those Shares into the Depositary's account in accordance with the facility's procedure for such transfer. Even though delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, you must, before the Expiration Date, either:

          (1) unless an Agent's Message (as defined below) is received by the Depositary before the Expiration Date, transmit to the Depositary a properly completed and duly executed Letter of

     Transmittal (or copy thereof), with any required signature guarantees and any other required documents, to one of the Depositary's addresses set out on the back cover page of this Offer to Purchase; or

          (2) follow the guaranteed delivery procedure set out below.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

     DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     (e) Guaranteed Delivery. If you want to tender Shares pursuant to the Offer and your certificates are not immediately available, or if you can not complete the procedures for book-entry delivery in time, or if time will not permit all required documents to reach the Depositary before the Expiration Date, you may still tender those Shares if:

          (1) your tender is made by or through an Eligible Institution;

          (2) the Depositary receives (by hand, mail, or facsimile transmission), at or before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form we have provided with this Offer to Purchase (indicating the price at which the Shares are being tendered or checking the "Shares Tendered at Price Determined by Dutch Auction" box); and

          (3) the Depositary receives the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of those Shares into the Depositary's account at the Book-Entry Transfer Facility as described above), together with a properly completed and duly executed Letter of Transmittal (or copy thereof), and any other required documents, within three NYSE trading days after the date the Depositary receives your Notice of Guaranteed Delivery.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, IS AT YOUR ELECTION AND RISK. DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     If your certificates for Shares have been lost or destroyed, contact the Information Agent for instructions regarding obtaining replacement certificates. Except to the extent you beneficially own Shares held in "street name" by the Book-Entry Transfer Facility, in which case you should follow the procedures for book-entry delivery set forth in paragraph (d) above, you cannot tender Shares into the Offer unless you have certificates for such Shares.

     In all cases, we will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or copy thereof), and any other documents required by the Letter of Transmittal.

     (f) Class B Shares. We also have outstanding the Class B Shares. Because of transfer restrictions, no trading market has developed, or is expected to develop, for the Class B Shares. The Class B Shares are not subject to the Offer; however, the Class B Shares are convertible into Class A Shares on a one-for-one basis. If you hold Class B Shares and would like to tender Class A Shares into the Offer, you must first notify the Transfer Agent, at 4900 Tiedeman Road, Stock Transfer Department, 1st Floor, Brooklyn, Ohio 44144, in writing, of your desire to convert some or all of your Class B Shares into Class A Shares, and enclose share certificates representing the Class B Shares you would like to so convert and executed stock powers with respect to such certificates. Once you receive share certificates representing the Class A Shares, you can then tender Class A Shares into the Offer. PLEASE NOTE THAT YOU SHOULD ALLOW 10 TO 14 BUSINESS DAYS FOR SUCH CONVERSION AND THAT SHARE CERTIFICATES REPRESENTING TENDERED SHARES MUST BE RECEIVED BY THE DEPOSITARY BY THE EXPIRATION DATE, OR UP TO THREE NYSE TRADING DAYS THEREAFTER IF YOU FOLLOW THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH ABOVE.

     In considering whether you should convert Class B Shares into Class A Shares in order to tender Class A Shares into the Offer, please note that: (i) each Class B Share is entitled to ten votes per share while each Class A Share is entitled to only one vote per Share; (ii) once you convert your Class B Shares into Class A Shares and tender such Shares into the Offer you cannot convert your Class A Shares back into Class B Shares in the event that such Class A Shares are not purchased in the Offer; (iii) you may not have any such Class A Shares purchased in the Offer because the price specified by you may exceed the Purchase Price; and (iv) some portion of the Class A Shares that you tender into the Offer may not be purchased pursuant to the Offer due to proration.

     (g) Tender Constitutes an Agreement. The tender of Shares pursuant to any of the procedures described above will constitute a binding agreement between you and us on the terms and the conditions of the Offer, including your representation and warranty that:

          (1) you "own" the Shares being tendered within the meaning of Rule 13e-4 under the Securities Exchange Act of 1934 (the "Exchange Act"); and

          (2) your tender of Shares complies with Rule 13e-4 under the Exchange Act.

     Rule 14e-4 under the Exchange Act prohibits both "short" tendering and "hedged" tendering, whether done by you or by another person on your behalf. It is a violation of Rule 14e-4 under the Exchange Act for you to tender Shares unless you (i) have a net long position equal to or greater than the number of
(x) Shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Your tender of Shares pursuant to any one of the procedures described above will constitute your representation and warranty that
(i) you have a net long position in the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) your tender of such Shares complies with Rule 14e-4.

     (h) Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We shall determine all questions as to the number of Shares to be accepted, the price to be paid for them pursuant to the terms of the Offer, and the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of Shares, and our determination shall be final and binding on all parties. We may reject any or all tenders we determine not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. We may also waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Shares. No tender of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, all defects and irregularities must be cured within such time as we shall determine. NONE OF US, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT, OR ANY OTHER PERSON HAS ANY DUTY TO GIVE NOTICE OF ANY DEFECTS OR IRREGULARITIES IN TENDERS, AND NEITHER WE NOR THEY SHALL INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

4.  WITHDRAWAL RIGHTS.

     You may withdraw any Shares tendered pursuant to the Offer at any time before the Expiration Date. Unless we have already accepted the Shares for payment, you may also withdraw them after 12:00 midnight, New York City time, on January 16, 1997 (40 business days following the commencement of the Offer). Unless you withdraw your Shares as described below, however, your tender of Shares pursuant to the Offer is irrevocable, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that we must either pay the Purchase Price or return your tendered Shares promptly following the termination or withdrawal of the Offer.

     For your withdrawal to be effective, the Depositary must timely receive (at one of its addresses set forth on the back cover of this Offer to Purchase) a written or facsimile transmission notice of withdrawal. Your withdrawal notice must specify the name of the person who deposited the Shares to be withdrawn, the number of Shares to be withdrawn, and the name of the registered holder, if different from that of the person who tendered the Shares. If your certificates have been delivered or otherwise identified to the Depositary, then, before the Depositary can release those certificates, you must submit the serial numbers shown on the particular certificates evidencing the Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If you tender your Shares pursuant to the book-entry delivery procedure set out in "How to Tender Shares -- Book-Entry Delivery," your notice of withdrawal must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of that Facility.

     If we extend the Offer, are delayed in our purchase of Shares, or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain on our behalf all tendered Shares, and such Shares may not be withdrawn except to the extent such tendering shareholders are entitled to withdrawal rights as described in this Section.

     We shall determine all questions as to the form and validity (including time of receipt) of notices of withdrawal, and our determination shall be final and binding on all parties. NONE OF US, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT, OR ANY OTHER PERSON HAS ANY DUTY TO GIVE ANY NOTICE OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL, AND NEITHER WE NOR THEY SHALL INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE. Any Shares properly withdrawn will be deemed not to have been tendered for purposes of the Offer. You may, however, re-tender withdrawn Shares before the Expiration Date by again following the procedures described in "How to Tender Shares" above.

5.  ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE.

     As soon as practicable after the Expiration Date, we will determine and announce the Purchase Price, taking into account the number of Shares tendered and the prices specified by tendering shareholders. Subject to the proration and odd-lot provisions of the Offer, we will then accept for payment (and thereby purchase) Shares tendered (and not withdrawn) at or below the Purchase Price. For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased) Shares when, as, and if we give oral or written notice to the Depositary of our acceptance of those Shares for payment pursuant to the Offer. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by the Depositary of certificates for Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or copy thereof), and any other required documents. We will pay for Shares purchased pursuant to the Offer by depositing funds sufficient for the purchase of those Shares with the Depositary, which will act as your agent for the purpose of receiving payment from us and transmitting payment by check to the tendering shareholders from whom we have purchased Shares.

     If proration is necessary, we will determine the proration factor and pay for Shares accepted for payment as soon as practicable after the Expiration Date. We do not expect to be able to announce the final results of proration until approximately five NYSE trading days after the Expiration Date. We will return certificates for all Shares not purchased, including all Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration, as soon as practicable after the Expiration Date and at our expense. Similarly, Shares which we do not accept which were tendered by book-entry delivery will be credited to the account maintained within the Book-Entry Transfer Facility by the participant who delivered the Shares as soon as practicable after the Expiration Date and at our expense. We will not pay interest on the Purchase Price under any circumstances.

     Generally, we will pay all brokerage commissions, solicitation fees and stock transfer taxes payable with respect to the transfer to us of Shares purchased pursuant to the Offer. We will, however, deduct from the

Purchase Price the amount of any stock transfer taxes, whether imposed on the registered holder or another person tendering the Shares, payable on account of the transfer to the registered holder or such other person:

     (a) if the Purchase Price is to be made to any person other than the registered holder;

     (b) if (but only under the circumstances permitted by the Offer) unpurchased Shares are to be re-registered in the name of any person other than the registered holder; or

     (c) if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal;

         unless satisfactory evidence of the payment of stock transfer taxes, or exemption from them, is submitted to the Depositary. See Instruction 8 of the Letter of Transmittal.

     ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE "HOW TO TENDER SHARES -- BACKUP FEDERAL INCOME TAX WITHHOLDING."

     Payment for Shares may be delayed in the event of difficulty in determining the number of Shares validly tendered or withdrawn, or if proration is required. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See "Certain Conditions of the Offer."

     As provided in Rules 13e-4(f)(4) and (8)(ii) under the Exchange Act, we will pay the same amount per Share for each Share accepted pursuant to the Offer.

6.  CERTAIN CONDITIONS OF THE OFFER.

     This section sets forth the conditions under which we can amend, delay, extend, or terminate the Offer.

     We can amend or extend the Offer as provided in "Extension of Offer; Termination; Amendments" below. In addition, we may terminate the Offer and not accept for payment or pay for any Shares not already accepted for payment, or, subject to applicable law, postpone acceptance for payment for Shares tendered, if at any time on or after November 18, 1996 and at or before the time of purchase of any Shares, any of the following events occurs (or if we determine that any of them has occurred) and, in our sole judgment in any such case and regardless of the circumstances giving rise to any such event or condition (including any action or omission to act of ours), the event makes it inadvisable to proceed with the Offer or with such purchase or payment:

     (a) there shall have been threatened, instituted, or pending any action or proceeding by any governmental, regulatory, or administrative agency or authority or tribunal, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental regulatory, or administrative authority or agency or tribunal, domestic or foreign, which:

         (1) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit, or otherwise affect the making of the Offer, the purchase of Shares pursuant to the Offer, or otherwise relates in any manner to the Offer; or

         (2) in our sole judgment, could materially affect our business, condition (financial or otherwise), income, operations, or prospects or that of our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us and our subsidiaries, or materially impair the Offer's contemplated benefits to us and our subsidiaries; or

     (b) there shall have been any action threatened, pending, or taken, or any approval withheld, or any statute, rule, regulation, judgment, order, or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced, or deemed to apply to the Offer or to us or any of our subsidiaries, by any court or any government or governmental, regulatory, or administrative agency or authority or tribunal, domestic or foreign, which, in our sole judgment, would or might directly or indirectly result in any of the consequences referred to in clause (1) or (2) of paragraph (a) above; or

     (c) there shall have occurred:

        (1) the declaration of any banking moratorium or suspension of payments in respect of banks in the United States (whether or not mandatory);

        (2) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in any over-the-counter market;

        (3) the commencement of a war, armed hostilities, or any other national or international crisis directly or indirectly involving the United States;

        (4) any limitation (whether or not mandatory) by any governmental, regulatory, or administrative agency or authority on, or any event which, in our sole judgment, might affect, the extension of credit by banks or other lending institutions in the United States;

        (5) any change in the general political, market, economic, or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or otherwise), income, operations, or prospects of us and our subsidiaries, taken as a whole, or trading in the Shares;

        (6) in the case of any of the above conditions existing at the time the Offer begins, in our sole judgment, a material acceleration or worsening of it; or

        (7) a decline in either the Dow Jones Industrial Average (6,313 at the close of business on November 14, 1996) or the Standard and Poor's Index of 500 Industrial Companies (735.88 at the close of business on November 14, 1996) by an amount in excess of 10% measured from the close of business on November 14, 1996; or

     (d) any change shall occur or be threatened in the business, condition (financial or otherwise), income, operations, ownership, or prospects of us and our subsidiaries, taken as a whole, which is or may be material to us and our subsidiaries taken as a whole; or

     (e) a tender or exchange offer (other than the Offer) for any or all of the Shares or the Class B Shares, or any merger, business combination, or other similar transaction with or involving us or our subsidiaries, shall have been publicly proposed, announced, or made by any person; or

     (f) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act), or person (other than entities, groups, or persons who have filed with the Securities and Exchange Commission (the "Commission") before November 18, 1996 a Schedule 13G or a Schedule 13D with respect to the Shares or the Class B Shares) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding Shares or Class B Shares; or

     (g) any entity, group, or person who has filed with the Commission on or before such date a Schedule 13G or a Schedule 13D with respect to the Shares or the Class B Shares shall have acquired, or proposed to acquire, beneficial ownership of additional Shares of such class constituting more than 2% of the outstanding Shares of such class or shall have been granted any option or right to acquire beneficial ownership of additional Shares of such class constituting more than 2% of the outstanding Shares of such class; or

     (h) any entity, group, or person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire us or any Shares.

     The foregoing conditions are for our sole benefit. We may assert them regardless of the circumstances giving rise to any such condition (including our action or inaction), or we may waive them in whole or in part. Our failure at any time to exercise any of the above rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Our determination concerning the events described in this Section shall be final and binding.

7.  PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are traded on the NYSE under the ticker symbol NC. We also have outstanding the Class B Shares. Because of transfer restrictions, no trading market has developed, or is expected to develop, for the Class B Shares. The Class B Shares are not subject to the Offer; however, the Class B Shares are convertible into Class A Shares on a one-for-one basis. If you hold Class B Shares and would like to tender Class A Shares into the Offer, you must first notify the Transfer Agent in writing of your desire to convert some or all of your Class B Shares into Class A Shares. See "How to Tender Shares -- Class B Shares" for a discussion of factors you should consider before deciding to convert your Class B Shares into Class A Shares.

     The high and low closing sales price for the Shares and dividends per Share for each of the periods indicated are presented in the table below:

                                                                           1996
                                                             --------------------------------
                                                                  SALES PRICE
                                                             ---------------------     CASH
                                                              HIGH           LOW     DIVIDEND
                                                             ------         ------   --------
    First quarter..........................................  $59.88    --   $51.50     18.0c.
    Second quarter.........................................  $64.00    --   $54.63    18.75c.
    Third quarter..........................................  $56.00    --   $47.75    18.75c.
    Fourth quarter (through November 15, 1996).............  $48.00    --   $43.25      18.75(1)

                                                                           1995
                                                             --------------------------------
                                                                  SALES PRICE
                                                             ---------------------     CASH
                                                              HIGH           LOW     DIVIDEND
                                                             ------         ------   --------
    First quarter..........................................  $56.75    --   $46.88     17.0c.
    Second quarter.........................................  $64.00    --   $53.63     18.0c.
    Third quarter..........................................  $63.50    --   $56.00     18.0c.
    Fourth quarter.........................................  $60.50    --   $55.25     18.0c.

                                                                           1994
                                                             --------------------------------
                                                                  SALES PRICE
                                                             ---------------------     CASH
                                                              HIGH           LOW     DIVIDEND
                                                             ------         ------   --------
    First quarter..........................................  $58.13    --   $48.38     16.5c.
    Second quarter.........................................  $60.75    --   $45.75     17.0c.
    Third quarter..........................................  $63.00    --   $52.88     17.0c.
    Fourth quarter.........................................  $64.00    --   $46.63     17.0c.

---------------

(1) On November 13, 1996, our Board of Directors declared a dividend of 18.75c per share on the Class A Shares and the Class B Shares, payable to shareholders of record as of December 2, 1996. Because Shares tendered pursuant to the Offer will not be accepted for payment prior to December 16, 1996, if you were a record holder of Class A Shares as of December 2, 1996 and tender Class A Shares into the Offer, you will be entitled to receive such dividend on such Class A Shares.


     On November 15, 1996, the last trading day before the announcement of the Offer, the closing sales price of the Shares as reported on the NYSE Composite Tape was $43.25. We urge you to obtain current market quotations for the Shares.

8.  BACKGROUND AND PURPOSE OF THE OFFER.

     On November 15, 1996, we announced that our Board of Directors had approved a 1.5 million share repurchase program for the Shares, which is comprised of the Offer for the purchase of up to 800,000 Shares and an open market purchase program that we expect to implement following the expiration of the Offer over the next two fiscal years for the purchase of up to 700,000 Shares. However, to the extent that we do not purchase 800,000 Shares pursuant to the Offer, we may purchase additional Shares in the open market purchase program equal to the shortfall between 800,000 Shares and the number of Shares purchased in the Offer. We expressly reserve the right, in our sole discretion, to purchase up to an additional 2% of the outstanding Shares pursuant to the Offer without the need to extend the Offer. Neither the Offer nor the open market purchase program applies to the Class B Shares; however, we may purchase Class B Shares in the future. See "Certain Effects of the Offer."

     We are making the Offer (i) because our Board of Directors believes that the purchase of Shares pursuant to the Offer constitutes a prudent use of our financial resources, given our business profile, assets, and prospects and (ii) to afford those shareholders who desire liquidity an opportunity to sell all or a portion of their Shares without the usual transaction costs associated with open market sales. This opportunity to sell Shares without paying any brokerage fee may be particularly valuable to smaller shareholders, for whom such fees may be relatively high. Odd Lot Holders who tender into the Offer will realize additional transactional savings by avoiding any applicable "odd lot" discount payable on a sale of Shares. In addition, to the extent the purchase of Shares pursuant to the Offer results in a reduction in the number of shareholders of record, our shareholder services costs will be reduced. If you are considering the sale of all or a portion of your Shares, the Offer gives you the opportunity to determine the minimum price at which you are willing to sell your Shares. The Offer may also give you the opportunity to sell Shares at prices greater than the market price of the Shares prevailing before we announced the Offer.

     Shareholders who do not tender Shares or whose Shares are not purchased in the Offer will have a proportionate increase in their ownership interest in us, subject to our right to issue additional Shares and other equity securities in the future. Our purchase of Shares pursuant to the Offer will reduce the number of Shares that are available to be publicly traded on the NYSE, and is likely to reduce the number of shareholders. Nonetheless, we anticipate that there will be enough shareholders and sufficient publicly available Shares following the Offer to provide a reasonably liquid trading market for them. However, we can make no assurances that sufficient publicly traded Shares will be available following the Offer to provide a reasonably liquid trading market. Based on the published guidelines of the NYSE, we do not believe that our purchase of Shares pursuant to the Offer will cause the Shares to be delisted from the NYSE.

     NEITHER WE NOR OUR BOARD OF DIRECTORS MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER OR NOT TO TENDER ANY OR ALL OF YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. WE URGE YOU TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS, AND MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES, AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES.

9.  SOURCE AND AMOUNT OF FUNDS.

     Assuming that we purchase all 800,000 Shares we are offering to purchase pursuant to the Offer at the maximum Purchase Price of $50.00 per Share, we expect the maximum aggregate amount to be paid pursuant to the Offer, including all fees and expenses related to the Offer currently estimated to be $398,000, to be approximately $40.4 million. We will fund such amount from available cash on hand and from existing short-term borrowings (as summarized below). The Offer is not conditioned upon our having obtained financing.

     Our wholly-owned subsidiary, NACoal (as defined in "Certain Information About Us"), has in place a $50.0 million revolving credit facility with Morgan Guaranty Trust Company of New York, as Agent (the "NAC Credit Facility"). The following is a brief summary of the NAC Credit Facility, a copy of which has been filed as an exhibit to the Schedule 13E-4 (as defined in "Certain Information About Us -- Additional Information"), of which this Offer to Purchase is a part. Such summary is qualified in its entirety by reference to the NAC Credit Facility. The NAC Credit Facility expires on September 27, 2001, but may be extended, on an annual basis, for one additional year upon the mutual consent of NACoal and the bank group thereunder. Borrowings under the NAC Credit Facility bear interest at LIBOR plus 0.4375%. As of November 15, 1996, the applicable interest rate under the NAC Credit Facility was 5.8125%. As of November 15, 1996, $50.0 million of the NAC Credit Facility was available for borrowing.

     Our indirect subsidiary, NMHG (as defined in "Certain Information About Us"), has in place a $350.0 million revolving credit facility with Morgan Guaranty Trust Company of New York, as Agent (the "NMHG Credit Facility"). The following is a brief summary of the NMHG Credit Facility, a copy of which has been filed as an exhibit to the Schedule 13E-4, of which this Offer to Purchase is a part. Such summary is qualified in its entirety by reference to the NMHG Credit Facility. The NMHG Credit Facility expires on June 4, 2001, but may be extended, on an annual basis, for one additional year upon the request of NMHG and agreement of the banks having at least 75% of the aggregate amount of commitments thereunder. The NMHG Credit Facility currently provides for, at our option, Euro-Dollar Loans which bear interest at LIBOR plus 0.3% and Money Market Loans which bear interest at Auction Rates (as each such term is defined in the NMHG Credit Facility). The NMHG Credit Facility allows up to $25.0 million of dividends to be paid to NACCO; as of November 15, 1996 there have not been any such dividends paid to NACCO. As of November 14, 1996, $76.4 million of the NMHG Credit Facility was available for borrowing.

     We expect to repay the debt incurred in connection with the purchase of Shares pursuant to the Offer from cash generated from future operations. In the interim, we may refinance a portion of the short-term borrowings incurred in connection with the Offer with other short-term borrowings or with long-term debt, although we have no specific plans to do so at this time.

10.  CERTAIN INFORMATION ABOUT US.

     We were incorporated as a Delaware corporation in 1986 in connection with the formation of a holding company structure for a predecessor corporation organized in 1913. Our principal executive offices are located at 5875 Landerbrook Drive, Mayfield Heights, Ohio 44124-4017 and our telephone number is
(216) 449-9600.

     We are a holding company which owns four principal operating subsidiaries:

          (a) NACCO Materials Handling Group, Inc. ("NMHG"). NMHG, 98 percent-owned by NACCO, designs, engineers and manufactures a full line of forklift trucks and replacement parts. NMHG is the world market leader and sells its products under the Hyster(R) and Yale(R) brand names through separate, independent dealer networks. Forklift trucks represent the largest segment of the materials handling equipment industry. NMHG accounted for 57% and 48% of NACCO's assets and liabilities, respectively, as of December 31, 1995, while its operations accounted for 69% and 57% of NACCO's revenues and operating profits, respectively, in 1995.

          (b) Hamilton Beach S Proctor-Silex, Inc. ("HB S*PS"). HB * PS, wholly-owned by NACCO, is one of the largest full-line manufacturers and marketers of small electric motor and heat-driven appliances in North America. The well-known Hamilton Beach(R) and Proctor-Silex(R) brands are primarily distributed through mass merchandisers, department stores, catalog showrooms, warehouse membership clubs and other retail outlets. HB * PS accounted for 16% and 12% of NACCO's assets and liabilities, respectively, as of December 31, 1995, while its operations accounted for 17% of NACCO's revenues and operating profits, in 1995.

          (c) The North American Coal Corporation ("NACoal"). The original member of the NACCO group of companies, NACoal, which is wholly-owned by NACCO, is engaged in the acquisition, mining and marketing of lignite for use as fuel for power generation by electric utilities. Founded in 1913, the company has coal reserves that total approximately 2.1 billion tons and is a leading producer of lignite in the United States, with surface mines in North Dakota, Texas and Louisiana. The company also provides dragline mining services for a limerock quarry in South Florida. Substantially all of the sales by NACoal are made through wholly-owned project mining subsidiaries pursuant to long-term, cost plus a profit per ton contracts. The utility customers of these mines have arranged and guaranteed the financing of the development and operation of these project mining subsidiaries. There is no recourse to NACCO or NACoal for the financing of these subsidiary mines. Project mining subsidiaries accounted for 24% and 29% of NACCO's assets and liabilities, respectively, as of December 31, 1995, while their operations accounted for 10% and 25% of NACCO's revenues and operating profits, respectively, in 1995.

          (d) The Kitchen Collection, Inc. ("KCI"). KCI, which is wholly-owned by NACCO, is a national specialty retailer of brand-name kitchenware, tableware, small electric appliances and related accessories operating under the Kitchen Collection(R) and Hearthstone(TM) names. The company operated 142 stores at

     November 15, 1996, located primarily in factory outlet malls throughout the United States. KCI's product mix includes a broad line of merchandise from highly recognizable brand-name manufacturers, including Hamilton Beach(R) and Proctor-Silex(R) appliances. KCI accounted for 1% of NACCO's assets and liabilities as of December 31, 1995, while its operations accounted for 3% and 2% of NACCO's revenues and operating profits, respectively, in 1995.

          (e) Recent Developments. On October 18, 1996, NACCO purchased the twenty percent minority ownership interest in HB * PS from Glen Dimplex, an unlimited corporation incorporated in the Republic of Ireland, for $33.6 million. The Shareholders Agreement between NACCO and Glen Dimplex provided Glen Dimplex with certain rights to dispose of its interest in HB * PS, including the right, at its sole option, to offer its interest to NACCO at a purchase price determined pursuant to the Shareholders Agreement. As a result of this purchase, NACCO now owns 100% of HB * PS which was formed in October 1990 when Proctor-Silex, Inc., which had been wholly-owned by NACCO, was combined with Hamilton Beach Inc., which had been wholly-owned by Glen Dimplex. In connection with this transaction, on October 10, 1996, HB * PS amended its credit facility to increase the permitted amount of advances to $160.0 million.

          On July 31, 1996, NMHG announced that it had acquired the warehouse equipment business of ORMIC S.p.a., located near Milan, Italy. ORMIC manufactures motorized hand trucks, reach trucks, order pickers and turret trucks. This acquisition, along with the purchase in 1995 of DECA S.r.1., another Italian warehouse equipment manufacturer, strengthened NMHG's presence in the European warehouse and distribution market and further enhanced its position as the leading worldwide supplier of materials handling equipment.

          (f) Summary Historical and Pro Forma Financial Information. The following table sets forth certain summary audited and unaudited historical and pro forma financial information about us. The historical financial information for the years ended December 31, 1995 and 1994, have been summarized from our audited consolidated financial statements and notes thereto included in our 1995 Annual Report on Form 10-K, which are incorporated by reference herein (see "-- Additional Information"). The historical financial information for the nine-month periods ended September 30, 1996 and 1995, has been summarized from our unaudited condensed consolidated financial statements and notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, which are incorporated by reference herein (see "-- Additional Information"). You should read the following summary historical financial information together with such audited and unaudited condensed consolidated financial statements and their related notes.

          The summary historical financial information for the nine-month periods ended September 30, 1996 and 1995 reflect, in the opinion of our management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly our financial condition and results of operations for such periods. Due to the seasonality of the retail business of HB * PS and KCI, the historical financial information presented as of September 30, 1996 is not indicative of our financial condition and results of operations at and for the full fiscal year.

          The following unaudited pro forma financial information:

          (1) illustrates certain pro forma effects of the assumed use of cash and short-term borrowings to fund the Offer (see "Source and Amount of Funds" above);

          (2) is based on the following assumptions:

             (i) that a total of 800,000 Shares were purchased at the maximum Purchase Price of $50.00 and that the related transaction fees and expenses were $398,000;

             (ii) that interest rates on borrowings to finance the Offer were 6.6% for the year ended December 31, 1995, and 6.0% for the nine months ended September 30, 1996;

             (iii) that the purchase occurred as of the first day of the period presented for the condensed consolidated statements of income, and as of the date of the condensed consolidated balance sheets; and

             (iv) that marginal tax rates were 39.0% for the year ended December 31, 1995 and for the nine months ended September 30, 1996;

          (3) should be read in conjunction with the audited and unaudited financial statements and related notes in our 1995 Annual Report on Form 10-K and in our Quarterly Report on Form 10-Q for the period ended September 30, 1996 (which have been incorporated by reference herein (see "-- Additional Information")); and

          (4) does not purport to indicate the results which may be achieved in the future or which would actually have been achieved had the Offer been consummated during the periods indicated.

                    NACCO INDUSTRIES, INC. AND SUBSIDIARIES

            CONDENSED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

                                                                                       PROFORMA
                                               HISTORICAL                       -----------------------
                            -------------------------------------------------                   NINE
                                                         NINE MONTHS ENDED                     MONTHS
                            YEAR ENDED DECEMBER 31         SEPTEMBER 30         YEAR ENDED     ENDED
                            -----------------------   -----------------------    DEC. 31      SEPT. 30
                               1995         1994         1996         1995         1995         1996
                            ----------   ----------   ----------   ----------   ----------   ----------
                                          (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
OPERATING RESULTS
Net sales.................. $2,190,375   $1,853,479   $1,654,059   $1,550,668   $2,190,375   $1,654,059
Other operating income.....     14,142       11,408        3,360        7,632       14,142        3,360
                            ----------   ----------   ----------   ----------   ----------   ----------
  Total Revenues........... $2,204,517   $1,864,887   $1,657,419   $1,558,300   $2,204,517   $1,657,419
Income Before Extraordinary
  Items.................... $   65,506   $   45,272   $   34,540   $   41,195   $   63,896   $   33,442
Net Income................. $   94,440   $   42,054   $   34,540   $   37,813   $   92,830   $   33,442
PER SHARE
Income Before Extraordinary
  Items.................... $     7.31   $     5.06   $     3.85   $     4.60   $     7.83   $     4.09
Extraordinary Items........       3.23        (0.36)          --        (0.38)        3.54           --
                            ----------   ----------   ----------   ----------   ----------   ----------
Net Income................. $    10.54   $     4.70   $     3.85   $     4.22   $    11.37   $     4.09
                            ==========   ==========   ==========   ==========   ==========   ==========
Fully Diluted Net Income... $    10.52   $     4.70          n/a   $     4.21   $    11.36          n/a

FINANCIAL POSITION
Working Capital............ $  198,283   $  105,198   $  209,506   $  262,216   $  197,885   $  209,108
Total Assets............... $1,833,837   $1,694,322   $1,813,424   $1,860,737   $1,833,439   $1,813,026
Goodwill, net.............. $  465,051   $  471,574   $  458,042   $  466,159   $  465,051   $  458,042
Total Assets less Goodwill,
  net...................... $1,368,786   $1,222,748   $1,355,382   $1,394,578   $1,368,388   $1,354,984
Revolving credit
  agreements............... $   95,736   $   30,760   $   96,259   $   66,106   $   95,736   $   96,259
Current maturities of
  long-term obligations....     19,864       63,509       21,123       14,681       19,864       21,123
Notes payable -- not
  guaranteed by the parent
  company..................    320,200      286,717      313,964      390,302      360,200      353,964
Obligations of project
  mining subsidiaries --
  not guaranteed by the
  parent company or its
  NACoal subsidiary........    346,472      331,876      341,487      344,706      346,472      341,487
                            ----------   ----------   ----------   ----------   ----------   ----------
  Total Debt............... $  782,272   $  712,862   $  772,833   $  815,795   $  822,272   $  812,833
Stockholders' Equity....... $  370,127   $  279,391   $  397,861   $  320,537   $  329,729   $  357,463

OTHER INFORMATION
Average Shares
  Outstanding..............      8,963        8,948        8,981        8,962        8,163        8,181
Ratio of Earnings to Fixed
  Charges..................       2.72         2.25         2.31         2.43         2.61         2.22
Book Value per Share....... $    41.28   $    31.21   $    44.28   $    35.75   $    40.38   $    43.67

     (g) Additional Information. Additional information about us is set out in our Annual Report on Form 10-K for the year ended December 31, 1995; our 1995 Annual Report to Shareholders; our Proxy Statement dated March 29, 1996; and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996. The financial statements and notes thereto included in our 1995 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 are hereby incorporated by reference herein.

     We have also filed an Issuer Tender Offer Statement on Schedule 13E-4 ("Schedule 13E-4") with the Commission which includes additional information about the Offer. We regularly file with the Commission reports on Form 10-K and Form 10-Q as well as other periodic reports, proxy statements, and other information, including information about our directors and officers, their holdings of Shares and Class B Shares, our principal shareholders, their holdings of Shares, and any material interest of such persons in transactions with us.

     You may inspect and copy such material at prescribed rates at the Commission's public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York, 10048; and 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661. Reports, proxy materials, and other information about us are also available at the offices of the New York Stock Exchange, Listed Securities Library, 20 Broad Street, Seventh Floor, New York, New York 10005. The Schedule 13E-4 may not be available at the Commission's regional offices, but you may obtain a copy by requesting one from the Information Agent at the address and telephone number set forth on the back cover page of this Offer to Purchase.

     (h) Plans and Proposals. Except as disclosed in this Offer to Purchase, we have no agreements or understandings as to either divestitures or acquisitions that would be material to us and we do not have any plans or proposals which relate to or would result in:

          (1) the acquisition by any person of our securities, or the disposition of any of our securities;

          (2) any extraordinary corporate transaction involving us or any of our subsidiaries, such as a merger, a reorganization, or the sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

          (3) any change in our present Board of Directors or senior management;

          (4) any material change in our present indebtedness, capitalization, or dividend rate or policy;

          (5) any other material change in our business or corporate structure;

          (6) any change in our Restated Certificate of Incorporation or Restated By-Laws;

          (7) our equity securities being delisted from the NYSE or becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act; or

          (8) the suspension of our obligation to file reports pursuant to
     Section 15(d) of the Exchange Act.

11. INTERESTS OF CERTAIN PERSONS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

     Based upon our records and information furnished to us, except for routine grants of restricted Shares pursuant to our Nonemployee Director Equity Compensation Plan and as set forth on Schedule A attached hereto, neither we nor, to our knowledge, any of our Family Shareholders, subsidiaries, executive officers, directors, or any affiliate of any such officer, director, or any executive officer or director of our subsidiaries, has engaged in any transactions involving the Shares during the 40 business days preceding the date of the Offer.

     Based upon our records and information furnished to us, except as set out in this Offer to Purchase, neither we nor, to our knowledge, any of our directors or executive officers, nor any of our subsidiaries' directors or executive officers, is a party to any contract, arrangement, understanding or relationship relating, directly or indirectly, to the Offer with any other person with respect to the Shares.

12. CERTAIN EFFECTS OF THE OFFER.

     As of November 13, 1996, we had issued and outstanding 7,287,858 Class A Shares and 1,697,520 Class B Shares. The Class B Shares are not subject to the Offer; however, the Class B Shares are convertible into Class A Shares on a one-for-one basis. If you hold Class B Shares and would like to tender Class A Shares into the Offer, you must first notify the Transfer Agent in writing of your desire to convert some or all of your Class B Shares into Class A Shares. See "How to Tender Shares -- Class B Shares" for a discussion of factors you should consider before deciding to convert your Class B Shares into Class A Shares.

     The 800,000 Shares we are offering to purchase represent approximately 11.0% of the Shares of the Class A Common Stock issued and outstanding as of November 13, 1996. Shareholders who do not tender Shares or whose Shares are not purchased in the Offer will have a proportionate increase in their ownership in us, subject to our right to issue additional Shares and other equity securities in the future. Our purchase of Shares pursuant to the Offer will reduce the number of Shares that are available to be publicly traded on the NYSE, and is likely to reduce the number of shareholders. Nonetheless, we anticipate that there will be enough shareholders and sufficient publicly available Shares following the Offer to provide a reasonably liquid trading market for them. However, we can make no assurances that sufficient publicly traded Shares will be available following the Offer to provide a reasonably liquid trading market. Based on the published guidelines of the NYSE, we do not believe that our purchase of Shares pursuant to the Offer will cause the Shares to be delisted from the NYSE. In addition, we believe that our purchase of Shares pursuant to the Offer will not result in the Shares or the Class B Shares becoming eligible for deregistration under the Exchange Act.

     As of November 13, 1996, our directors and executive officers as a group beneficially owned an aggregate of 774,530 (approximately 10.6%) of the outstanding Shares. We have been informed that none of our directors or executive officers intends to tender any Shares pursuant to the Offer. If we purchase all 800,000 Shares we are offering to purchase pursuant to the Offer and none of our directors or executive officers tenders any Shares pursuant to the Offer, following the Offer (assuming no other transactions by them), our directors and executive officers as a group would beneficially own approximately 11.9% of the outstanding Shares.

     As of November 13, 1996, members of the Taplin and Rankin families, including certain trusts in which they have an interest, as identified in our Proxy Statement, dated March 29, 1996 (see "Certain Information About
Us -- Additional Information"), under the caption "Beneficial Ownership of Class A Common and Class B Common" (the "Family Shareholders"), as a group, beneficially owned Class A Shares and Class B Shares with a combined voting power of 74.6%. We have been informed that none of the Family Shareholders intends to tender any Shares pursuant to the Offer. However, such Family Shareholders may sell (but not purchase) Shares in the market during or after the Offer. If we purchase all 800,000 Shares we are offering to purchase pursuant to the Offer and none of the Family Shareholders tenders any Shares pursuant to the Offer, then following the Offer, assuming no other transactions by them and assuming no holder of Class B Shares converts its Class B Shares into Class A Shares during the Offer, the Family Shareholders would beneficially own Class A Shares and Class B Shares with a combined voting power of 77.2%.

     With respect to, and in addition to, the open market purchase program (see "Introduction" and "Background and Purpose of the Offer"), in the future we may purchase additional Shares in the open market, in private transactions, through tender offers, or otherwise, although we have no present intention to do so. Any such purchases may be on terms which are more or less favorable to shareholders than the terms of the Offer. Rule 13e-4 under the Exchange Act prohibits our affiliates and us from purchasing Shares, other than pursuant to the Offer, during the Offer and for at least ten business days following the Expiration Date. Any possible future purchases we make will depend on many factors, including the then-current market price of the Shares, our business and financial condition, and general economic and market conditions existing at that time.

     Shares we acquire pursuant to the Offer will become treasury shares and will be available for us to use without further shareholder action (except as required by applicable Delaware law or the rules of the NYSE). We could use Shares without shareholder approval to acquire other businesses, to raise additional capital, and/or to distribute as stock dividends. We have no current plans for the Shares we acquire pursuant to the Offer or any other treasury shares.

     The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect among other things, of allowing brokers to extend credit on the collateral of the Shares. We believe that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for the purposes of the Federal Reserve Board's margin regulations.

     NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER OR NOT TO TENDER SHARES. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES. WE HAVE BEEN INFORMED BY SUCH PERSONS THAT NONE OF OUR DIRECTORS, EXECUTIVE OFFICERS, OR FAMILY SHAREHOLDERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

13.  CERTAIN LEGAL MATTERS; REGULATORY AND OTHER APPROVALS.

     We are not aware of any license or regulatory permit material to our business that might be adversely affected by our purchase of Shares pursuant to the Offer or of any approval, consent, or other action by any governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for our purchase of Shares pursuant to the Offer. Should any such approval, consent, or other action be required, we expect, but shall not be obligated, to seek such approval, consent, or other action. We cannot predict whether we may determine that we will have to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure that we could get any such approval, consent, or other action, if needed, or that we could get it without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligations under the Offer to accept for payment and pay for Shares are subject to the conditions set out in "Certain Conditions of the Offer."

14.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     We have included the following federal income tax discussion for general information only. The discussion is directed primarily to shareholders who hold their Shares as "capital assets" (which in this instance, generally, means Shares held neither as inventory nor for sale to customers) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not purport to consider all aspects of federal income taxation that may be relevant to a particular shareholder. Certain shareholders, including insurance companies, tax-exempt organizations, financial institutions, foreign persons, broker-dealers, and shareholders who got their Shares as compensation may be subject to special rules not discussed below.

     THIS DISCUSSION DOES NOT CONSIDER THE EFFECT OF ANY APPLICABLE FOREIGN, STATE, LOCAL, OR OTHER TAX LAWS. WE URGE YOU TO CONSULT A TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU, INCLUDING THE APPLICATION OF FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS.

     (a) In General. Your sale of Shares pursuant to the Offer will be a redemption taxable to you under federal income tax laws, and may also be taxable to you under applicable foreign, state, local, and other tax laws. Whether proceeds of the redemption are treated as dividend income or as sale consideration, possibly resulting in capital gain, to you will depend on your particular facts. Any capital gain or loss will be long-term capital gain or loss if you held the Shares sold for more than one year at the time of the sale, and short-term capital gain or loss if you held such Shares for one year or less at such time.

     (b) Dividend vs. Exchange Treatment. The amount and character of the income recognized on a sale pursuant to the Offer will depend on whether the sale is treated as a "dividend" or, instead, as an "exchange" of the Shares. Under Code Section 302, your sale of Shares pursuant to the Offer will in most instances be treated as an "exchange" on which you will recognize gain or loss if the sale:

          (1) constitutes a "substantially disproportionate" redemption as to you;

          (2) is "not essentially equivalent to a dividend" to you; or

          (3) results in a "complete termination" of your stock interest in us.

     If you meet any of the above-three tests for "exchange" treatment, you will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and your adjusted tax basis in the Shares sold. Such recognized gain or loss will be capital gain or loss if you hold the Shares as a capital asset (assuming you are not a "dealer in securities"). Finally, the special rules of Code Section 1236 govern whether a "dealer in securities" will recognize a capital gain or loss; those rules are beyond the scope of this discussion.

     To determine whether you meet any of the three tests under Code Section 302, you must take into account not only Class A and Class B Shares you actually own, but also Class A and Class B Shares you constructively own within the meaning of Code Section 318. Under Code Section 318, you may constructively own Class A and Class B Shares that are actually owned, and in some cases constructively owned, by certain related individuals and certain related entities in which you, a related individual, or a related entity has an interest. Moreover, you may constructively own Class A and Class B Shares that you or a related individual or entity has the right to acquire by the exercise of an option or warrant. Under certain circumstances, however, you may avoid the constructive ownership of Class A and Class B Shares owned by family members solely for the purpose of determining whether the "complete termination" of interest test referred to above has been satisfied if (a) you do not actually own any Class A and Class B Shares after our purchase, and (b) in accordance with Code Section 302(c)(2), you file an effective waiver with the Internal Revenue Service ("IRS"). Please consult your tax advisor regarding such a waiver.

     "SUBSTANTIALLY DISPROPORTIONATE": A sale of stock pursuant to the Offer, in general, will be "substantially disproportionate" as to you if immediately after the sale:

     (a) the aggregate percentage of voting power of all of the outstanding Class A Shares and Class B Shares that you then actually and constructively own (treating as not outstanding all Shares purchased by us pursuant to the Offer) is less than 80% of the aggregate percentage of voting power of all of the outstanding Class A Shares and Class B Shares that you actually and constructively owned immediately before the sale of Shares (treating as outstanding all Shares purchased by us pursuant to the Offer); and

     (b) the aggregate fair market value of all of the outstanding Class A Shares and Class B Shares that you then actually and constructively own (treating as not outstanding all Shares purchased by us pursuant to the Offer) is less than 80% of the aggregate fair market value of all of the outstanding Class A Shares and Class B Shares that you actually and constructively owned immediately before the sale of Shares (treating as outstanding all Shares purchased by us pursuant to the Offer).

     The above description of the "substantially disproportionate" test is based on certain conclusions expressed in an IRS public ruling. That ruling involved a corporation which had voting and non-voting common shares outstanding and which purchased some of each class in a share redemption transaction. Because both classes of our outstanding common stock are voting shares, because the voting rights of those two classes differ, and because we are only offering to purchase Class A Shares pursuant to the Offer, certain issues exist as to precisely how the Code Section 302 "substantially disproportionate" percentage determinations, described above, are to be calculated in these circumstances. For this reason, if you intend to rely on the "substantially disproportionate" test to obtain "sale or exchange" treatment for Shares that you sell pursuant to the Offer, you should consult your tax advisor regarding the particulars of how this test will be applied to you in this instance.

     "NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND": Even if your receipt of cash in exchange for Shares pursuant to the Offer fails to meet the "substantially disproportionate" test, you may nevertheless meet the "not essentially equivalent to a dividend" test. Whether you meet this test will depend on your facts and circumstances. In any case, in order to satisfy this test, your sale of Shares pursuant to the Offer must result in a "meaningful reduction" in your percentage voting interest in us, taking into account the constructive ownership rules of Code Section 318 referred to above. The IRS has held in a public ruling that, under the particular facts of that ruling, a 3.3% reduction in the percentage stock ownership of a stockholder constituted a "meaningful reduction" when the stockholder owned .0001118% of the publicly-held corporation's stock before a redemption and did not exercise any control over corporate affairs. In measuring the change, if any, in your percentage voting interest in us, this test is applied by taking into account all Shares that we purchase pursuant to the Offer, including Shares purchased from other shareholders.

     If, taking into account the constructive ownership rules of Code Section 318 referred to above, a shareholder actually and constructively owns only Class A Shares and no Class B Shares and the number of Shares so owned is minimal (i.e., less than one percent (1%) of the total number of outstanding Class A Shares) in relation to the total number of Shares outstanding prior to the date on which we complete the Offer, any Shares which such shareholder sells pursuant to the Offer should result in his experiencing a "meaningful reduction" in his percentage voting interest in NACCO, once the Offer has been completed. Such selling shareholder would, under these circumstances, be entitled to treat his sale of Shares to us pursuant to the Offer as a "sale or exchange" for U.S. federal income tax purposes.

     If you intend to rely on the "not essentially equivalent to a dividend" test to obtain "sale or exchange" treatment for Shares that you sell pursuant to the Offer, particularly if you own, actually or constructively, a combination of our Class A Shares and our Class B Shares, you are urged to consult a tax advisor, in as much as the redeeming corporation in the public ruling described in the next immediately preceding paragraph above had only one class of stock outstanding, and we have two classes of outstanding voting shares.

     "COMPLETE TERMINATION": Finally, your sale of Shares pursuant to the Offer will be deemed to result in a "complete termination" of your interest in us if, immediately after the sale, either:

          (a) you own, actually and constructively, no shares of our common stock (including Class B Shares); or

          (b) you actually own no shares of our common stock (including Class B Shares) and constructively own only shares of our common stock as to which you are eligible to waive, and do effectively waive, such constructive ownership under the procedures described in Code
              Section 302(c)(2), as discussed above.

     Even if all the shares of our common stock which you actually and constructively own are tendered pursuant to the Offer, proration of the offer may result in our purchasing fewer than all of the Shares that you tender. Accordingly, you should consider whether proration may adversely affect your qualification for "exchange" treatment. Moreover, you should be aware that the IRS may take into account contemporaneous dispositions or acquisitions by you, or by individuals or entities related to you, of shares of our common stock that are deemed for federal income tax purposes to be integrated with your sale of Shares to us in the Offer for purposes of determining whether you meet any of the three tests described above for obtaining "exchange" treatment under Code
Section 302 for the Shares that we purchase from you pursuant to the Offer. If you have any questions as to whether your payment for your Shares will be eligible for "exchange" treatment, consult a tax advisor.

     If you do not meet any of the three Code Section 302 tests described above, you will be treated as having received a dividend in an amount equal to the full amount of cash that you receive pursuant to the Offer, provided that we have sufficient current or accumulated earning and profits (as we believe we do). In that case, your tax basis in the redeemed Shares will not reduce the amount of the dividend; the entire amount of cash that you receive will be taxable as ordinary income; and your tax basis in the redeemed Shares will be added to the tax basis of the remaining shares of our common stock which you actually or constructively own.

     (c) Timing of Income Recognition. A shareholder is generally taxable on dividend income in the year in which he receives the dividend. Therefore, if your sale of Shares pursuant to the Offer will cause you to realize a dividend, and the Offer closes in 1996 but because of the customary practice of the Depositary you do not receive consideration for your Shares until 1997, you will not recognize dividend income until 1997. A shareholder is taxable on the gain or loss realized from a year-end sale of publicly-traded stock in the year in which the trade date occurs. Therefore, if your sale of Shares pursuant to the Offer is treated as a "sale or exchange", and the Offer closes in 1996, you will recognize a gain or loss in 1996 even if you do not receive the payment for your Shares until 1997.

     (d) Corporate Dividends-Received Deduction. If a sale of Shares by a corporate shareholder is treated as a dividend, the corporate shareholder may be entitled to claim a dividends-received deduction equal to 70% of the dividend. Corporate shareholders should, however, consider the effect of Code Section 246(c), which, in part, disallows the 70% dividends-received deduction for stock that is held for 45 days or less. For this purpose, the length of time that a taxpayer is deemed to have held stock may be reduced by periods during which the taxpayer's risk of loss with respect to the stock is diminished by reason of the existence of certain options or other transactions. Moreover, under Code Section 246A, if a corporate shareholder has incurred indebtedness directly attributable to an investment in Shares, the 70% dividends-received deduction may be reduced by a percentage generally computed based on the ratio of the amount of such indebtedness to its total adjusted tax basis in the Shares.

     In addition, corporate shareholders are also subject to a special rule which requires them in certain circumstances to reduce their stock basis to the extent they actually or constructively receive an "extraordinary dividend", as defined in Code Section 1059. If you have any questions as to whether payment for your Shares, or for the Shares of any other shareholder that is related to you, which constitutes a "dividend" will cause you to be considered as actually or constructively receiving an "extraordinary dividend", consult a tax advisor.

     (e) Foreign Shareholders. A "foreign shareholder" generally is any shareholder that is not, under United States tax laws, (a) a citizen or resident of the United States; (b) a corporation or partnership created or organized in the United States or under the laws of the United States or any State; (c) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions relating to the trust, or (d) any estate except an estate the income of which, from sources outside the United States which is not effectively connected with the conduct of a trade or business within the United States, is not subject to U.S. income taxation. The Depositary will withhold federal income tax equal to 30% of the gross amount paid to a foreign shareholder or to such shareholder's agent unless the Depositary determines that (1) a reduced rate of withholding applies pursuant to a tax treaty; or (2) an exemption from withholding applies because such gross amount is effectively connected with the conduct of a trade or business by the foreign shareholder within the United States.

     Dividend distributions paid to an address outside the United States are presumed to be paid to a resident of such foreign country for purposes of withholding. Therefore, the Depositary will determine the applicable rate of withholding by reference to a shareholder's address, unless the facts and circumstances indicate that such reliance is not warranted or if applicable law (such as an applicable treaty, the Code or the Treasury regulations thereunder) requires some other method for determining a shareholder's residence.

     To claim an exemption from withholding on the ground that the gross amount paid pursuant to the Offer is effectively connected with the conduct of a trade or business by a foreign shareholder within the United States, the foreign shareholder must deliver to the Depositary a properly executed statement claiming such exemption. You can obtain such a statement, which is embodied in IRS Form 4224, from the Depositary. If the gross amount paid pursuant to the Offer is effectively connected with the conduct of a trade or business by a foreign shareholder within the United States, such gross amount (as adjusted by any applicable deductions or for recovery of basis) will be subject to U.S. federal income tax at the normally applicable rates and would be exempt from the 30% withholding tax described above.

     If you are a foreign shareholder eligible for a reduced (or zero) rate of U.S. withholding tax either pursuant to a tax treaty or because you meet the "complete termination", "substantially disproportionate", or "not essentially equivalent to a dividend" test described above, you generally may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If you are a foreign shareholder, you should consult your own tax advisor regarding the application of the federal income tax withholding rules to you, including your eligibility for a withholding tax reduction or exemption and the refund procedures applicable to you.

     This discussion does not address all aspects of U.S. federal taxation or any aspects of foreign, state or local tax law that may be relevant to foreign shareholders in light of their personal circumstances. Each foreign shareholder is advised to consult a personal tax adviser with respect to the consequences of participating in the Offer.

     (f) Effect on Non-Selling Shareholders. Under Code Section 305(c), if a corporation purchases its shares from shareholders under circumstances where the payment is treated as a "dividend" to the selling shareholders, other shareholders of the corporation who do not sell any of their shares to the corporation and whose proportionate interest in the earnings and profits or assets of the corporation is thereby increased as a result of such share purchase may, in certain instances, be treated as if they received a taxable dividend distribution from the corporation. We have been advised by our tax counsel that Code Section 305(c) will not be applicable to the purchase by us of Shares pursuant to the Offer or during the subsequent two-year open market repurchase program (the "Open Market Repurchase Program") and that, in its opinion, no non-selling shareholder of NACCO, and no shareholder of NACCO who sells to us pursuant to the Offer or in the Open Market Repurchase Program less than all of the Shares which he, she or it owns, will realize a dividend distribution from us, with respect to shares of our Common Stock, including Shares, that such shareholder continues to own, as a result of our purchase of Shares from other shareholders of NACCO pursuant to the Offer or in the Open Market Repurchase Program.

     EXCEPT AS INDICATED IN SECTION 14(f) OF THIS OFFER, WE INTEND THE ABOVE TAX DISCUSSION TO PROVIDE GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES TO YOU OF A SALE PURSUANT TO THE OFFER WILL VARY DEPENDING, AMONG OTHER THINGS, ON YOUR PARTICULAR CIRCUMSTANCES. THIS TAX DISCUSSION PROVIDES NO INFORMATION AS TO ANY STATE, LOCAL, OR FOREIGN TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER. WE URGE YOU TO CONSULT YOUR TAX ADVISOR WITH REGARD TO FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF YOUR SALE OF SHARES PURSUANT TO THE OFFER, INCLUDING ANY APPLICATION TO YOU OF THE CONSTRUCTIVE STOCK OWNERSHIP RULES DISCUSSED ABOVE. THIS DISCUSSION IS BASED UPON CURRENTLY PREVAILING PROVISIONS OF THE CODE, THE APPLICABLE TREASURY REGULATIONS PROMULGATED AND PROPOSED THEREUNDER, JUDICIAL AUTHORITY, AND CURRENT ADMINISTRATIVE RULINGS AND PRACTICE, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS.

15.  EXTENSION OF OFFER; TERMINATION; AMENDMENTS.

     We may, at any time or from time to time by giving oral or written notice to the Depositary, extend the Offer. We may also terminate the Offer and not accept for payment or pay for any Shares not already accepted for payment, or, subject to applicable law, postpone acceptance for payment for Shares, upon the occurrence of any of the conditions specified in "Certain Conditions of the Offer" by giving oral or written notice of such termination or postponement to the Depositary. Any such delay in the acceptance of Shares or the payment for Shares will be by an extension of the Offer. We may also amend the Offer in any respect.

     We will announce publicly any extension, termination, postponement, or amendment of the Offer as promptly as practicable. Without limiting the manner in which we may choose to make a public announcement, we are not required to publish, advertise, or otherwise communicate any such public announcement other than by release to the Dow Jones News Service or Reuters Economic Services.

     If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(e)(2) and 13e-4(f)(1)(ii) under the Exchange Act. These rules provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts, including the relative materiality of such terms or information. Pursuant to Rule 13e-4(f)(1)(ii), the Offer will continue or be extended for at least ten business days from the time we publish a notice that we will:

(a) increase or decrease the price we will pay for Shares or the dealer's soliciting fee; (b) decrease the number of Shares we seek; or (c) increase the number of Shares we seek by more than 2% of the outstanding Shares.

16.  FEES AND EXPENSES.

     Other than as described below, no fees will be paid to brokers, dealers or others in connection with the Offer.

          (a) The Dealer Manager: We have retained J.P. Morgan Securities Inc. as our Dealer Manager in connection with the Offer. We will pay the Dealer Manager a fee of 0.4% of the total purchase price we pay for the Shares pursuant to the Offer. We will also reimburse the Dealer Manager for its reasonable out-of-pocket expenses relating to the Offer, including the reasonable fees and expenses of its counsel. We have also agreed to indemnify the Dealer Manager against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

          We have retained the Dealer Manager to render certain advisory services in connection with the open market purchase program expected to be consummated following the Offer. We will pay the Dealer Manager reasonable and customary compensation in connection with such services. An affiliate of J.P. Morgan Securities Inc., Morgan Guaranty Trust Company of New York, serves as Agent under each of the NAC Credit Facility and the NMHG Credit Facility, pursuant to which it receives reasonable and customary compensation. See "Source and Amount of Funds."

          The Dealer Manager has rendered various investment banking and other advisory services to us in the past, for which it received reasonable and customary compensation from us. We expect the Dealer Manager to continue to render such services in the future, for which it will continue to receive reasonable and customary compensation from us.

          (b) The Information Agent and Depositary: We have retained MacKenzie Partners, Inc. as Information Agent and First Chicago Trust Company of New York as Depositary in connection with the Offer. The Information Agent may contact you by mail, telephone, telex, telegraph, and personal interviews, and may request brokers, dealers, and other nominee shareholders to forward materials relating to the Offer to beneficial owners. We will pay the Depositary and the Information Agent reasonable and customary compensation for their services. We will also reimburse the Depositary and the Information Agent for out-of-pocket expenses, including reasonable fees and expenses of its counsel, and we have agreed to indemnify the Depositary and the Information Agent against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

          We will, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials about the Offer to the beneficial owners for which they act as nominees. We have not authorized any broker, dealer, commercial bank, trust company, or other person (other than the Dealer Manager) to act as our agent for purposes of this Offer. We will pay (or cause to be paid) any stock transfer taxes on our purchases of Shares, except as provided otherwise in "Acceptance for Payment of Shares and Payment of Purchase Price" above and in Instruction 8 of the Letter of Transmittal.

17.  MISCELLANEOUS.

     We are not making the Offer to, nor will we accept tenders from or on behalf of, holders of Shares in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. In any jurisdiction the securities or Blue Sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                            Very truly yours,

                                            NACCO INDUSTRIES, INC.

                                                                      SCHEDULE A

                   CERTAIN TRANSACTIONS INVOLVING THE SHARES

                        EXECUTIVE OFFICERS AND DIRECTORS

     During the 40 business days prior to November 18, 1996, transactions effected in the Class A Shares by the Company and the Company's Family Shareholders, subsidiaries, executive officers, directors and affiliates of the foregoing persons were as follows:

   PERSONS WHO                                                                   AVERAGE
     EFFECTED                                                      NUMBER       PRICE PER
   TRANSACTION          DATE          NATURE OF TRANSACTION       OF SHARES       SHARE
------------------    ---------    ---------------------------    ---------     ---------
Susan S. Panella      10/30/96     Broker Transaction on NYSE        200         $46.125
Martha S. Kelly       10/30/96     Broker Transaction on NYSE        400         $46.00

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

     The Depositary will accept legible copies of the Letter of Transmittal. You or your broker, dealer, commercial bank, trust company or other nominee should send the Letter of Transmittal and certificates for the Shares and any other required documents to the Depositary at one of its addresses set out below:

                         The Depositary for the Offer:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

                                             BY HAND:
                             First Chicago Trust Company of New York
                                    ATTN: Tenders & Exchanges
                                 C/O The Depository Trust Company
        BY MAIL:                     55 Water Street, DTC TAD              BY OVERNIGHT COURIER:
   Tenders & Exchanges           Vietnam Veterans Memorial Plaza            Tenders & Exchanges
P.O. Box 2569-Suite 4660                New York, NY 10041                    14 Wall Street
 Jersey City, New Jersey            BY FACSIMILE TRANSMISSION:             Suite 4680-8th Floor
       07303-2569                         (201) 222-4720                 New York, New York 10005
                                                or
                                          (201) 222-4721
                                      Confirm by Telephone:
                                          (201) 222-4707

     Please contact the Information Agent at the telephone numbers below with any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal and the Notice of Guaranteed Delivery. You may also contact the Dealer Manager or your broker, dealer, commercial bank, or trust company for assistance concerning the Offer. To confirm the receipt of your Letter of Transmittal, Notice of Guaranteed Delivery, or certificates for your shares by the Depositary, please contact the Depositary at (201) 222-4707.

                      THE INFORMATION AGENT FOR THE OFFER:

                        [MACKENZIE PARTNERS, INC. LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                        or Call Toll Free (800) 322-2885

                       THE DEALER MANAGER FOR THE OFFER:

                               J.P. MORGAN & CO.

                                 60 Wall Street
                            New York, New York 10260
                                 (212) 648-6234